EXHIBIT 99.1

For additional information: Terence R. Rogers, VP Finance and Treasurer 773.788.3720	N E W S R E L E A S E

RYERSON REPORTS RECORD SECOND QUARTER 2007 RESULTS

Second Quarter Highlights:

•	Reported second quarter 2007 diluted EPS of $1.20 on revenues of $1.6 billion. (EPS of $2.02 on a FIFO basis—see supplemental reconciliation schedule.)

•	Net income up 72 percent year-over-year; up 51 percent excluding a favorable income tax settlement.

•

Softer industry volume offset by higher metals pricing, strong cost control, continued inventory reductions, and progress on short-term initiatives of addressing five underperforming service centers, improving inventory management, and completing the Integris integration

•	Announced definitive agreement to be acquired by Platinum Equity for $34.50 per share. Closing anticipated in the fourth quarter of 2007.

Chicago, Illinois – August 1, 2007 – Ryerson Inc. (NYSE: RYI) today reported record results for the second quarter ended June 30, 2007. Net income was $38.1 million, or $1.20 per diluted share in the second quarter of 2007, compared with net income of $22.2 million, or $0.76 per diluted share, in the second quarter of 2006 and $28.1 million, or $0.91 per diluted share, in the first quarter of 2007. The second quarter of 2007 included a $4.6 million, or $0.15 per share, benefit from an income tax settlement.

“We demonstrated excellent cost control, continued inventory reductions, and improvement based on short-term initiatives, which we began implementing in the third quarter of 2006,” said Neil S. Novich, Chairman, President, and CEO of Ryerson. “Those factors, coupled with metal price increases, more than offset a decline in volume, which moved in line with the metal service center industry.”

In order to assist investors in comparing the company’s performance with that of other industry participants, Ryerson also presents supplemental results on a FIFO basis, in addition to its reported results on a LIFO basis. Supplemental FIFO earnings per diluted share would have been $2.02 in the second quarter of 2007, compared with $1.51 in the second quarter of 2006 and $1.20 in the first quarter of 2007. (See Use of Non-GAAP Financial Information and supplemental reconciliation schedule.)

Second-Quarter Performance

Sales for the second quarter of 2007 increased 7.2 percent to $1.6 billion, compared to the year-ago period, as a 17.5 percent rise in the average selling price per ton offset an 8.8 percent decline in tons shipped. Sequentially, sales declined 2.7 percent from the first quarter of 2007 on a 1.1 percent increase in the average selling price per ton and a 3.7 percent decline in tons shipped.

Gross profit per ton was $298 in the second quarter of 2007, compared to $265 in the second quarter of 2006 and $307 in the first quarter of 2007. Inventory reductions in the second quarter of 2007 resulted in a LIFO liquidation gain of approximately $32 million, or $40 per ton in the second quarter of 2007, compared to a gain of $18 million, or $22 per ton, in the first quarter of 2007. The gross margin of 14.7 percent in the second quarter of 2007 compared with 15.4 percent in the second quarter of 2006 and the first quarter of 2007. Despite the $32 million liquidation gain, second quarter 2007 gross profit would have been approximately $43 million higher under FIFO inventory accounting than as reported under LIFO due to rising material costs, particularly in stainless steel. (See Use of Non-GAAP Financial Information and supplemental reconciliation schedule.)

Operating expenses were $168.7 million in the second quarter of 2007, compared to $179.5 million in the second quarter of 2006 and $186.2 million in the first quarter of 2007. Year-over-year and sequentially, lower expenses reflected the benefit of various cost-savings initiatives, including the Integris integration and the company’s Six Sigma problem-solving and continuous improvement process, which resulted in the improvement in wages, salaries, benefits, and service center operating expenses. Sequentially, operating expenses also benefited from lower non-cash stock-based compensation.

Interest expense was $15.2 million in the second quarter of 2007, compared to $15.8 million in the second quarter of 2006 and $24.5 million in the first quarter of 2007. The first quarter 2007 expense included $5.6 million of one-time, non-cash write offs.

Financial Condition

Ryerson ended the second quarter of 2007 with a debt-to-capital ratio of 54.1 percent—the lowest level since the Integris Metals acquisition in January 2005—compared to 60.2 percent at the end of the first quarter. Combined availability under the amended revolving credit facility and the new receivable securitization facility expanded to $618 million, compared to $451 million at the end of the first quarter.

Ryerson continued to make excellent progress improving inventory management. At the end of the second quarter of 2007, inventory stood at 764,000 tons—the lowest level since the acquisition of Integris Metals, representing a decline of 111,000 tons, or 13%, from the end of the first quarter. From year-end 2006, inventory declined 282,000 tons, or 27%. Inventory dollars declined $40 million from the end of the first quarter of 2007 to the end of the second. If metals prices had remained constant from the end of the first quarter, current value inventory would have declined approximately $150 million. Inventory turnover improved to 3.9 times for the second quarter of 2007 and ended the quarter at a run rate of 4.1 turns. Ryerson remains committed to attaining an annualized run rate of 5 turns by the end of the year.

Outlook

“We expect the third quarter of 2007 to be affected by the typical seasonal slowdown,” concluded Novich. “And we expect metal prices to soften, particularly in stainless.”

Merger Agreement

On July 24, 2007, Ryerson entered into a definitive Agreement and Plan of Merger with Rhombus Holding Corporation (an affiliate of Platinum Equity, LLC) and Rhombus Merger Corporation, a wholly owned subsidiary of Rhombus Holding Corporation, by which Ryerson will become a wholly owned subsidiary of Rhombus Holding Corporation. Under the terms of the Merger Agreement and subject to certain conditions, including stockholder approval, Rhombus will acquire all of the outstanding shares of the company’s common stock and Series A $2.40 Cumulative Convertible Preferred Stock for $34.50 per share in cash. The Merger Agreement contains a “go shop” provision under which the company has the right to initiate, solicit, and encourage third-party acquisition proposals through August 18, 2007. There can be no assurance that solicitation of proposals will result in an alternative transaction. After that date, the company is subject to certain restrictions on its ability to solicit third-party acquisition proposals. The merger is expected to be submitted to Ryerson stockholders for their approval at a special meeting of stockholders to be held sometime in the fourth quarter of 2007. The Merger Agreement has been filed with the SEC in Form 8-K.

Annual Meeting

The Board of Directors of Ryerson Inc. has set August 23, 2007, as the date of its annual meeting of stockholders. The meeting will be at 8:00 a.m., Central Time, at the Conrad Hotel, 521 N. Rush Street, Chicago, Illinois. Stockholders of record at the close of business on August 3, 2007 will be entitled to receive notice of, and vote on the election of directors and other matters at the annual meeting.

Conference Call

Ryerson will conduct a conference call to discuss second quarter 2007 results on Wednesday, August 1, at 9:00 a.m. Eastern time. The call will be simulcast on the company’s Web site, www.ryerson.com.

Use of Non-GAAP Financial Information

The company uses the LIFO method of inventory accounting for approximately 81% of its inventory, which results in a better matching of costs and revenues than FIFO. To supplement its consolidated condensed financial statements presented on a GAAP basis, the company has provided net income and diluted earnings per share adjusted to reflect the effects of valuing inventory on a FIFO basis. While FIFO is an acceptable inventory valuation method under U.S. GAAP, the presentation of FIFO basis financial information is considered non-GAAP financial information as the company applies LIFO inventory valuation for its financial reporting purposes. A reconciliation of the adjustments from LIFO basis to FIFO basis for this quarter, full year, and prior periods is set forth in Schedule 1 to this press release and may be accessed at www.ryerson.com. This non-GAAP financial information is not meant to be considered in isolation or as a substitute for net income or diluted earnings per share prepared in accordance with GAAP.

Ryerson believes that providing FIFO basis net income and diluted earnings per share, which represent non-GAAP measures, in addition to the related GAAP measures, better enables investors to understand the company’s operating performance and also facilitates comparisons of Ryerson’s operating performance with the performance of other companies in the industry.

Ryerson Inc.

Ryerson Inc. is a leading distributor and processor of metals in North America, with 2006 revenues of $5.9 billion. The Company services customers through a network of service centers across the United States and in Canada, Mexico, India, and China. Headquartered in Chicago, Ryerson was founded in 1842.

Important Information

In connection with the proposed merger, Ryerson plans to file with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement and a definitive proxy statement. The definitive proxy statement in connection with the proposed merger will be mailed to the stockholders of Ryerson. Stockholders of Ryerson are urged to read the proxy statement relating to the merger and other relevant materials when they become available because they will contain important information about the merger and Ryerson.

Ryerson has filed with the SEC a preliminary proxy statement and will file and mail to its stockholders a definitive proxy statement in connection with its 2007 annual meeting of stockholders. Stockholders of Ryerson are urged to read the definitive proxy statement relating to the 2007 annual meeting when it becomes available because it will contain important information.

Security holders may obtain a free copy of the proxy statements and any other relevant documents (when available) that Ryerson files with the SEC at the SEC’s web site at http://www.sec.gov. The definitive proxy statements and these other documents may be accessed at www.ryerson.com or obtained free from Ryerson by directing a request to Ryerson Inc., ATTN: Investor Relations, 2621 West 15th Place, Chicago, IL 60608.

Certain Information Regarding Participants

Ryerson, its directors and named executive officers may be deemed to be participants in the solicitation of the Company’s security holders in connection with the proposed merger and its 2007 annual meeting.

Security holders may obtain information regarding the names, affiliations and interests of such individuals in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 (the “2006 Form 10-K”) and in the Company’s Amendment No. 1 to its 2006 Form 10-K, each of which is filed with the SEC. To the extent holdings of the Company’s equity securities have changed since the amounts reflected in the Company’s Amendment No. 1 to its 2006 Form 10-K, such changes have been reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Business Risks: This press release contains statements that are not historical facts and are forward-looking statements. The forward-looking statements (generally identified by words or phrases indicating a projection or future expectations, such as “anticipates”, “is planning to”, “estimates”, “expects”, or “believes”) are based on the company’s current expectations, estimates, assumptions, forecasts, and projections about the general economy, industry, and company performance. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that could result in actual outcomes or results being materially different from those expressed or forecast. Representative factors that may affect the company’s performance include the general economy and business conditions relating to metals-consuming industries; sales volumes; pricing pressures; cost of purchased materials; management’s ability to integrate and achieve projected cost savings with the acquisition of Integris; ability to maintain or increase market share and gross profits; inventory management; the company’s ability to meet its payment obligations under its outstanding notes and other debt; potential dilutive effect of the company’s convertible notes on its earnings; required pension funding and other obligations; market competition; industry and customer consolidation; and customer and supplier insolvencies.

RYERSON INC. AND SUBSIDIARY COMPANIES

Selected Income and Balance Sheet Data—Unaudited

(Dollars and Shares in Millions, except Per Share and Per Ton Data)

	2007		2006	First Six Months Ended June 30
	Second	First	Second
	Quarter	Quarter	Quarter	2007	2006
NET SALES	$1,617.8	$1,663.2	$1,508.6	$3,281.0	$2,956.4

Cost of materials sold	1,379.4	1,407.4	1,275.7	2,786.8	2,500.9

Gross profit	238.4	255.8	232.9	494.2	455.5

Warehousing, delivery, selling, general and administrative	169.2	184.5	179.7	353.7	355.9
Restructuring and plant closure costs	1.7	1.7	0.4	3.4	0.7
Gain on sale of assets	(2.2)	—	(0.6)	(2.2)	(21.6)

OPERATING PROFIT	69.7	69.6	53.4	139.3	120.5

Other revenue and expense, net	(0.9)	0.1	(0.1)	(0.8)	0.1
Interest and other expense on debt	(15.2)	(24.5)	(15.8)	(39.7)	(30.8)

INCOME BEFORE INCOME TAXES	53.6	45.2	37.5	98.8	89.8

Provision for income taxes	15.5	17.1	15.3	32.6	35.2

NET INCOME	38.1	28.1	22.2	66.2	54.6

Dividends on preferred stock	—	0.1	—	0.1	0.1

NET INCOME APPLICABLE TO COMMON STOCK	$38.1	$28.0	$22.2	$66.1	$54.5

EARNINGS PER SHARE

Basic	$1.44	$1.06	$0.85	$2.50	$2.10

Diluted	$1.20	$0.91	$0.76	$2.13	$1.88

Shares outstanding—diluted	31.8	30.7	29.2	31.1	29.1

Supplemental Data:

EPS Diluted—FIFO basis (see Schedule 1 for reconciliation)	$2.02	$1.20	$1.51	$3.24	$2.70

Tons shipped (000)	801	832	878	1,633	1,736
Shipping days	64	64	64	128	128

Average selling price/ton	$2,020	$1,999	$1,719	$2,009	$1,703

Gross profit/ton	$298	$307	$265	$303	$262
Operating profit/ton	87	83	61	85	69

Depreciation and amortization expense	$9.6	$10.1	$9.9	$19.7	$19.7

	6/30/2007	3/31/2007	12/31/2006
Cash and cash equivalents	$35.2	$37.2	$55.1
Accounts receivable	806.2	836.7	643.3

Inventory at LIFO value	790.8	878.6	1,128.6
Addback: LIFO reserve	561.0	512.7	504.0

Current value of inventory	1,351.8	1,391.3	1,632.6

Net property, plant and equipment	406.3	402.8	401.1
Net deferred tax asset	137.5	145.4	153.6
Total assets	2,325.9	2,458.4	2,537.3

Accounts payable	314.3	305.1	255.5
Long-term debt (including due within one year)	876.1	1,045.2	1,206.5
Stockholders’ equity	742.8	690.3	648.7

	2007
	Second Quarter	First Quarter
Cash flow from operating activities	$182.2	$137.7
Capital expenditures	(17.1)	(11.6)

Schedule 1

RYERSON INC. AND SUBSIDIARY COMPANIES

Reconciliation of Reported diluted EPS to EPS—FIFO Basis

(In millions, except share and per share data)

	2007		2006	First Six Months Ended June 30
	Second Quarter	First Quarter	Second Quarter
				2007	2006
Net Income—reported	$38.1	$28.1	$22.2	$66.2	$54.6
add: After-tax LIFO charge	26.1	8.7	21.9	34.8	24.0

Net Income—FIFO basis	64.2	36.8	44.1	101.0	78.6
Dividends on preferred stock	—	0.1	—	0.1	0.1

Net Income applicable to common stock—FIFO basis	$64.2	$36.7	$44.1	$100.9	$78.5

Earnings per Share
As reported	$1.20	$0.91	$0.76	$2.13	$1.88
Effect of LIFO charge	0.82	0.29	0.75	1.11	0.82

Diluted—FIFO basis	$2.02	$1.20	$1.51	$3.24	$2.70

Note:	The company uses the LIFO method of accounting for approximately 81% of its inventory which results in a better matching of costs and revenues. To supplement its consolidated condensed financial statements presented on a GAAP basis, the company has provided net income and diluted earnings per share adjusted to reflect the effects of valuing inventory on a FIFO basis. While FIFO is an acceptable inventory valuation method under U.S. GAAP, the presentation of FIFO basis financial information is considered non-GAAP financial information as the company applies LIFO inventory valuation for its financial reporting purposes. A reconciliation of the adjustments from LIFO basis to FIFO basis for this quarter and prior periods is presented above and may be accessed at www.ryerson.com. This non-GAAP financial information is not meant to be considered in isolation or as a substitute for net income or diluted earnings per share prepared in accordance with GAAP.